Forterra Announces Fourth Quarter and Full Year 2021 Results

Irving, TX - GLOBE NEWSWIRE - February 28, 2022 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter and full year ended December 31, 2021.
Full Year 2021 Highlights
•Increased net sales by 16.5% to $1,858.3 million as compared to $1,594.5 million last year
•Increased gross profit by 11.6% to $420.4 million as compared to $376.7 million last year
•Increased net income by 80.3% to $116.3 million as compared to $64.5 million last year
•Adjusted EBITDA1 increased by 16.3% to $324.4 million as compared to $279.0 million last year
•Reduced Net Leverage Ratio2 to 3.1x at year-end from 3.7x a year ago; achieved previously communicated short-term net leverage ratio target of below 3.5x

Fourth Quarter 2021 Highlights
•Increased net sales by 23.9% to $470.7 million as compared to $379.9 million in the prior year quarter
•Increased gross profit by 18.5% to $102.0 million as compared to $86.1 million in the prior year quarter
•Increased net income by 14.2% to $25.8 million as compared to $22.6 million in the prior year quarter
•Adjusted EBITDA increased by 32.2% to $77.6 million as compared to $58.7 million in the prior year quarter

Forterra CEO Karl Watson, Jr. commented, “The fourth quarter marked the conclusion of a year in which we delivered excellent financial results, driven by the efforts, dedication, and perseverance of our team members. Our execution on our five improvement pillars demonstrated we are focusing on the right levers to navigate a year challenged by ongoing supply chain disruptions and input cost inflation to achieve record revenues and profits.”
1 A reconciliation of non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA margin, to comparable GAAP financial measures is provided in the reconciliation of non-GAAP measures section of this press release.
2 Ratio represents net debt divided by adjusted EBITDA for the prior twelve-month period. Net debt and adjusted EBITDA are non-GAAP measures and a reconciliation thereof to comparable GAAP financial measures is provided in the reconciliation of Non-GAAP measures section of this press release.

Mr. Watson continued, "Underlying demand and order trends remained strong throughout the year. We were able to satisfy this demand and mitigated significant inflationary pressures across nearly every cost category with improved operational efficiencies and successful strategic price increases. Although we expect these external challenges to continue in the near term, we believe the actions we have taken, and the ones we will take in 2022, position us well to deliver another year of profitable growth. Our business is on strong footing, and we believe the improvements we have made provide a solid foundation for even more positive results in 2022 and sustained growth beyond.”

Segment Results
Drainage Pipe & Products (“Drainage”) - Key Financial Statistics:

Key Financial Statistics ($ in millions)	Fourth Quarter		Full Year

	Q4 2021	Q4 2020	2021	2020

Net Sales	$243.7	$211.0	$993.5	$887.4
Gross Profit	59.2	45.2	254.1	$211.6
Gross Profit Margin	24.3%	21.4%	25.6%	23.8%
EBITDA	53.8	39.7	239.9	187.5
Adjusted EBITDA	53.9	40.6	234.6	198.0
Adjusted EBITDA Margin	22.1%	19.2%	23.6%	22.3%

Drainage net sales for the fourth quarter increased by 15.5%, or $32.7 million, to $243.7 million as compared to $211.0 million in the prior year quarter. The increase in net sales was driven by both higher shipment volumes year-over-year, as well as higher average selling prices resulting from price increases announced earlier in the year to combat rising input costs. On a full year basis, Drainage net sales increased by 12.0%, or $106.1 million, to $993.5 million as compared to $887.4 million in 2020. The increase was primarily due to higher shipment volumes driven by a favorable demand trend in 2021 as compared to 2020. Average selling prices in 2021 were also higher than 2020, most notably during the fourth quarter, as increases implemented to combat rising input costs began to be realized. Drainage backlog at year-end was significantly higher than at the end of 2020.

Drainage gross profit and gross profit margin for the fourth quarter increased to $59.2 million and 24.3%, respectively, as compared to $45.2 million and 21.4%, respectively, in the prior year quarter. Higher average selling prices during the current year quarter primarily contributed to this increase. On a full year basis, Drainage gross profit and gross profit margin increased to $254.1 million and 25.6%, respectively, as compared to $211.6 million and 23.8%, respectively, in 2020. The increase was primarily due to higher shipment volumes year-over-year and, to a lesser extent, increased average selling prices.

Drainage EBITDA, Adjusted EBITDA and Adjusted EBITDA margin during the fourth quarter increased to $53.8 million, $53.9 million and 22.1%, respectively, compared to $39.7 million, $40.6 million and 19.2%, respectively, in the prior year quarter. On a full year basis, Drainage EBITDA, Adjusted EBITDA and Adjusted EBITDA margin increased to $239.9 million, $234.6 million and 23.6%, respectively, as compared to $187.5 million, $198.0 million, and 22.3%, respectively, in 2020. The improvements in EBITDA, Adjusted EBITDA and Adjusted EBITDA margin generally reflect the same dynamics as discussed above in the gross profit and gross profit margin analysis.

Water Pipe & Products (“Water”) - Key Financial Statistics:

Key Financial Statistics ($ in millions)	Fourth Quarter		Full Year

	Q4 2021	Q4 2020	2021	2020

Net Sales	$227.0	$168.9	$864.8	$707.1
Gross Profit	42.8	40.9	166.4	165.1
Gross Profit Margin	18.9%	24.2%	19.2%	23.3%
EBITDA	38.1	35.5	150.4	145.5
Adjusted EBITDA	39.7	35.9	152.9	146.9
Adjusted EBITDA Margin	17.5%	21.3%	17.7%	20.8%

Water net sales for the fourth quarter increased by 34.4%, or $58.1 million, to $227.0 million as compared to $168.9 million in the prior year quarter. On a full year basis, Water net sales increased by 22.3%, or $157.7 million, to $864.8 million as compared to $707.1 million in 2020. These year-over-year increases were due to both increased shipment volumes driven by stronger demand, especially in the fourth quarter, as well as higher average selling prices announced to combat significant inflation on raw materials and labor costs. Water backlog at year-end rose to a record level and was significantly higher than 2020.

Water gross profit and gross profit margin for the fourth quarter were $42.8 million and 18.9%, respectively, as compared to $40.9 million and 24.2%, respectively, in the prior year quarter. On a full year basis, Water gross profit and gross profit margin were $166.4 million and 19.2%, respectively, as compared to $165.1 million and 23.3%, respectively, in 2020. Water segment experienced significantly higher raw material, labor and freight costs during the year as compared to 2020. For example, the industry average cost of scrap metal increased by more than 50% year-over-year. Despite such headwinds of higher costs, which resulted in the year-over-year decline in gross profit margin, Water segment managed to maintain strong gross profit levels for both the fourth quarter and the full year, primarily driven by double-digit shipment volume growth over the prior year periods. In addition, higher average selling prices along with improved productivity helped to partially offset the substantial inflationary cost pressures.

Water EBITDA, Adjusted EBITDA and Adjusted EBITDA margin during the fourth quarter were $38.1 million, $39.7 million and 17.5%, respectively, compared to $35.5 million, $35.9 million and 21.3%, respectively, in the prior year quarter. On a full year basis, Water EBITDA, Adjusted EBITDA and Adjusted EBITDA margin were $150.4 million, $152.9 million and 17.7%, respectively, as compared to $145.5 million, $146.9 million, and 20.8%, respectively, in 2019. The changes in EBITDA, Adjusted EBITDA and Adjusted EBITDA margin reflect the same dynamics as discussed above in the gross profit and gross profit margin analysis.

Corporate and Other (“Corporate”)
During the fourth quarter, Corporate EBITDA and Adjusted EBITDA losses were $18.4 million and $16.0 million, respectively, compared to $20.0 million and $17.8 million, respectively, in the prior year quarter. On a full year basis, Corporate EBITDA and Adjusted EBITDA losses were $77.8 million and $63.1 million, respectively, compared to $90.7 million and $65.9 million, respectively, in 2020. The 2020 EBITDA included a $12.3 million loss on extinguishment of debt as a result of the Company’s prepayments of long-term debt and the consequent write-offs of the corresponding debt issuance costs, which caused the spike in annual EBITDA loss in that year. Excluding such charge, both EBITDA and Adjusted EBITDA in 2021 were modestly lower than 2020, reflecting the efficiencies realized within the organization.

Other Items – Income Taxes
Tax expense for the year was $38.7 million (reflecting an effective tax rate of 25%), compared to $8.4 million, (reflecting an effective tax rate of 12%), in 2020. During 2020, the Company released $11.8 million of valuation allowance against its deferred tax assets, resulting in the lower than statutory tax rate for that year.

Balance Sheet, Liquidity and Capital Expenditures
As of December 31, 2021, the Company had cash of $56.8 million and total debt of $902.4 million, which was comprised of $500 million of senior secured notes due in July 2025 and $402.4 million of term loan due in October 2023. There were no outstanding borrowings under its $350 million revolving credit facility at year-end. During 2021, the Company achieved its de-leveraging goal of below 3.5x, with a Net Leverage Ratio2 at year-end reduced to 3.1x.

Capital expenditures for the year were $65.6 million, compared to $34.0 million in 2020. The Company delayed some non-essential capital spending projects during the early stages of the COVID-19 pandemic in 2020, resulting in full year 2020 capital expenditures being lower than the range of $45.0 million to $55.0 million invested under normal circumstances. During 2021, the Company not only caught up with most of these delayed projects, but also focused on investing in projects that improve productivities. In the future, the Company intends to continue investing in its facilities to increase capacity and improve productivity.

Update on Proposed Transaction with Quikrete
In February 2021, the Company entered into an agreement to be acquired by an affiliate of Quikrete Holdings, Inc. (the “Merger Agreement”). The Company remains committed to completing the proposed merger and delivering the benefits of the transaction to Forterra’s shareholders. Completion of the pending transaction is subject to certain regulatory approvals, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), among other conditions set forth in the Merger Agreement. Integration planning between the Company and Quikrete continues.

As previously disclosed in the Company’s current reports on Forms 8-K dated December 1, 2021, December 16, 2021, and February 16, 2022, in order to address some of the divestitures anticipated to be required by the U.S. Department of Justice (the “DOJ”) to obtain approval for the consummation of the merger and the other transactions contemplated by the Merger Agreement, the Company, together with Quikrete, have entered into several agreements with various buyers to sell such assets and equity investments to these buyers. Consummation of these divestitures are subject to customary closing conditions, including, among others, the consummation of the merger and approval by the DOJ. The Company is aiming to achieve the necessary approvals to permit it to complete the transaction by the outside date of March 22, 2022 set forth in the Merger Agreement.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and stormwater systems. Based in Irving, Texas, Forterra’s product breadth and scale help make it a preferred supplier for water-related pipe and products, serving a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements.

Some of the risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements include risks and uncertainties relating to the pending merger with an affiliate of Quikrete Holdings, Inc.; the impacts of the COVID-19 pandemic; the level of construction activity, particularly in the residential construction and non-residential construction markets; government funding of infrastructure and related construction activities; the highly competitive nature of our industry and our ability to effectively compete; the availability and price of the raw materials we use in our business; the ability to implement our growth strategy; our dependence on key customers and the absence of long-term agreements with these customers; the level of construction activity in Texas; energy costs; disruption at one or more of our manufacturing facilities or in our supply chain; construction project delays and our inventory management; our ability to successfully integrate acquisitions; labor disruptions and other union activity; a tightening of mortgage lending or mortgage financing requirements; compliance with environmental laws and regulations; compliance with health and safety laws and regulations and other laws and regulations to which we and our products are subject to; our dependence on key executives and key management personnel; our ability, or that of the customers with which we work, to retain and attract additional skilled and non-skilled technical or sales personnel; credit and non-payment risks of our customers; warranty and related claims; legal and regulatory claims; the seasonality of our business and its susceptibility to adverse weather; our contract backlog; our ability to maintain sufficient liquidity and ensure adequate financing or guarantees for large projects; delays or outages in our information technology systems and computer networks; security breaches in our information technology systems and other cybersecurity incidents and additional factors discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

FORTERRA, INC.
Consolidated Statements of Operations
(in millions, except per share data)

	Quarter ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	unaudited	unaudited
Net sales	$470.7	$379.9	$1,858.3	$1,594.5
Cost of goods sold	368.7	293.8	1,437.9	1,217.8
Gross profit	102.0	86.1	420.4	376.7
Selling, general & administrative expenses	(53.0)	(57.2)	(216.1)	(221.8)
Impairment and exit charges	(0.2)	—	(0.6)	(2.5)
Other operating income, net	0.9	1.8	13.7	1.4
	(52.3)	(55.4)	(203.0)	(222.9)
Income from operations	49.7	30.7	217.4	153.8

Other income (expenses)
Interest expense	(18.6)	(19.4)	(75.0)	(79.9)
Loss on extinguishment of debt	—	(0.8)	—	(12.3)
Earnings from equity method investee	3.1	3.1	12.6	11.3
Income before income taxes	34.2	13.6	155.0	72.9
Income tax (expense) benefit	(8.4)	9.0	(38.7)	(8.4)
Net income	$25.8	$22.6	$116.3	$64.5

Earnings per share:
Basic	$0.39	$0.34	$1.74	$0.99
Diluted	$0.37	$0.33	$1.67	$0.94

Weighted average common shares outstanding:
Basic	67.0	65.8	66.7	65.3
Diluted	69.9	69.2	69.6	68.2

FORTERRA, INC.
Consolidated Balance Sheets
(in millions)

	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$56.8	$25.7
Receivables, net	293.9	227.9
Inventories	263.7	222.9
Prepaid expenses	10.9	8.0
Other current assets	3.1	2.0
Total current assets	628.4	486.5
Non-current assets
Property, plant and equipment, net	458.7	451.1
Operating lease right-of-use assets	52.8	54.4
Goodwill	509.9	509.1
Intangible assets, net	69.1	101.4
Investment in equity method investee	49.3	48.3
Deferred tax assets	1.8	2.4
Other long-term assets	4.0	5.0
Total assets	$1,774.0	$1,658.2
LIABILITIES AND EQUITY
Current liabilities
Trade payables	$144.5	$134.1
Accrued liabilities	116.7	115.7
Deferred revenue	10.6	8.2
Current portion of long-term debt	12.5	12.5
Current portion of tax receivable agreement	7.7	8.4
Total current liabilities	292.0	278.9
Non-current liabilities
Senior term loan	879.3	887.5
Long-term finance lease liabilities	142.9	142.2
Long-term operating lease liabilities	49.8	50.9
Deferred tax liabilities	15.5	12.0
Other long-term liabilities	27.3	37.0
Long-term tax receivable agreement	48.2	55.9
Total liabilities	1,455.0	1,464.4
Commitments and Contingencies
Equity
Common stock, $0.001 par value. 190.0 shares authorized; 67.3 and 66.0 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in-capital	261.7	252.7
Accumulated other comprehensive loss	(7.1)	(7.0)
Retained earnings (deficit)	64.4	(51.9)
Total shareholders' equity	319.0	193.8
Total liabilities and shareholders' equity	$1,774.0	$1,658.2

FORTERRA, INC.
Consolidated Statements of Cash Flows
(in millions)

	Year ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$116.3	$64.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization expense	82.6	89.5
(Gain) loss on disposal of property, plant and equipment	(10.3)	0.6
Loss on extinguishment of debt	—	12.3
Amortization of debt discount and issuance costs	4.9	6.6
Stock-based compensation expense	8.7	9.5
Impairment of property, plant, and equipment and goodwill	0.4	1.2
Earnings from equity method investee	(12.6)	(11.3)
Distributions from equity method investee	11.6	13.0
Unrealized (gain) loss on derivative instruments, net	(0.4)	0.8
Unrealized foreign currency (gains) losses, net	(0.1)	0.3
Provision (recoveries) for doubtful accounts	1.0	(0.3)
Deferred income taxes	4.0	(19.3)
Other non-cash items	2.4	5.2
Change in assets and liabilities:
Receivables, net	(64.7)	(21.4)
Inventories	(39.9)	15.7
Other current assets	(4.0)	9.7
Accounts payable and accrued liabilities	7.2	53.9
Other assets & liabilities	(6.6)	12.7
NET CASH PROVIDED BY OPERATING ACTIVITIES	100.5	243.2
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets	(65.6)	(34.0)
Proceeds from sale of fixed assets	24.9	15.6
Assets and liabilities acquired, business combinations, net	(7.3)	—
NET CASH USED IN INVESTING ACTIVITIES	(48.0)	(18.4)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of debt issuance costs	—	(11.4)
Proceeds from issuance of common stock, net	5.1	2.4
Payments on term loan	(12.5)	(707.6)
Proceeds from senior secured notes	—	500.0
Proceeds from revolver	40.0	180.0
Payments on revolver	(40.0)	(180.0)
Payments pursuant to tax receivable agreement	(8.3)	(13.1)
Other financing activities	(5.6)	(4.5)
NET CASH USED IN FINANCING ACTIVITIES	(21.3)	(234.2)
Effect of exchange rate changes on cash	(0.1)	0.3
Net change in cash and cash equivalents	31.1	(9.1)
Cash and cash equivalents, beginning of period	25.7	34.8
Cash and cash equivalents, end of period	$56.8	$25.7

Additional Statistics (unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate Adjusted EBITDA as the sum of net income (loss), before interest expense (including (gains) losses from extinguishment of debt), depreciation and amortization, income tax benefit (expense) and before (gains) losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin, non-cash compensation expense and pro-rata share of Adjusted EBITDA from equity method investee, minus earnings from equity method investee. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and Adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and Adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and Adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and Adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, Adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, Adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, Adjusted EBITDA and Adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

This release also includes Net debt, a non-GAAP measure that represents the sum of long-term debt, the current portion of long-term debt, debt issuance cost and original issue discount and finance lease liabilities less cash and cash equivalents. Management uses net debt as one of the means by which it assesses financial leverage, and it is therefore useful to investors in evaluating our business using the same measures as management. Net debt is also useful to investors because it is often used by securities analysts and other interested parties in evaluating our business. Net debt does however have certain limitations and should not be considered as an alternative to or in isolation from long-term debt or any other measure calculated in accordance with GAAP.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using non-GAAP measures as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

FORTERRA, INC.
Reconciliation of net income to adjusted EBITDA
(in millions)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	unaudited	unaudited
Net income	$25.8	$22.6	$116.3	$64.5
Interest expense	18.6	19.4	75.0	79.9
Depreciation and amortization	20.7	22.2	82.5	89.5
Income tax (benefit) expense	8.4	(9.0)	38.7	8.4
EBITDA[1]	73.5	55.2	312.5	242.3
(Gain) loss on sale of property, plant & equipment, net	—	(1.3)	(10.3)	0.6
Loss on extinguishment of debt	—	0.8	—	12.3
Impairment and exit charges[2]	0.2	0.4	0.7	3.9
Transaction costs[3]	1.1	(0.3)	9.3	5.3
Non-cash compensation[4]	1.9	1.7	8.7	9.5
Other [5]	—	1.2	(0.2)	1.2
Earnings from equity method investee [6]	(3.1)	(3.1)	(12.6)	(11.3)
Pro-rata share of Adjusted EBITDA from equity method investee [7]	4.0	4.1	16.3	15.2
Adjusted EBITDA	$77.6	$58.7	$324.4	$279.0
Adjusted EBITDA margin	16.5%	15.5%	17.5%	17.5%
Gross profit	102.0	86.1	420.4	376.7
Gross profit margin	21.7%	22.7%	22.6%	23.6%

1For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.
2Impairment or abandonment of long-lived assets and other exit charges.
3Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.
4Non-cash equity compensation expense.
5Other includes one-time charges such as executive severance costs and (gains) losses from divestiture transactions.
6Net income from Forterra's 50% ownership in the Concrete Pipe & Precast LLC ("CP&P") joint venture accounted for under the equity method of accounting.
7Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

FORTERRA, INC.
Reconciliation of segment EBITDA to segment adjusted EBITDA
(in millions)

For the three months ended December 31, 2021:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$53.8	$38.1	$(18.4)	$73.5

(Gain) loss on sale of property, plant & equipment, net[2]	(1.5)	1.5	—	—
Impairment and exit charges[3]	—	0.2	—	0.2
Transaction costs[4]	—	—	1.1	1.1
Non-cash compensation[5]	0.3	0.3	1.3	1.9
Other [6]	0.4	(0.4)	—	—
Earnings from equity method investee [7]	(3.1)	—	—	(3.1)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	4.0	—	—	4.0
Adjusted EBITDA	$53.9	$39.7	$(16.0)	$77.6
Adjusted EBITDA margin	22.1%	17.5%	NM	16.5%

Net sales	$243.7	$227.0	$—	$470.7
Gross profit	$59.2	$42.8	$—	$102.0

For the three months ended December 31, 2020:	Drainage Pipe & Products(a)	Water Pipe & Products(a)	Corporate and Other	Total
EBITDA[1]	$39.7	$35.5	$(20.0)	$55.2

(Gain) loss on sale of property, plant & equipment, net[2]	(1.8)	0.5	—	(1.3)
Loss on extinguishment of debt	—	—	0.8	0.8
Impairment and exit charges[3]	0.2	0.2	—	0.4
Transaction costs[4]	—	—	(0.3)	(0.3)
Non-cash compensation[5]	—	0.1	1.6	1.7
Other [6]	1.5	(0.4)	0.1	1.2
Earnings from equity method investee [7]	(3.1)	—	—	(3.1)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	4.1	—	—	4.1
Adjusted EBITDA	$40.6	$35.9	$(17.8)	$58.7
Adjusted EBITDA margin	19.2%	21.3%	NM	15.5%

Net sales	$211.0	$168.9	$—	$379.9
Gross profit	$45.2	$40.9	$—	$86.1

FORTERRA, INC.
Reconciliation of segment EBITDA to segment adjusted EBITDA
(in millions)

For the year ended December 31, 2021:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$239.9	$150.4	$(77.8)	$312.5

(Gain) loss on sale of property, plant & equipment, net[2]	(12.5)	2.2	—	(10.3)
Impairment and exit charges[3]	0.4	0.3	—	0.7
Transaction costs[4]	—	—	9.3	9.3
Non-cash compensation[5]	1.7	1.6	5.4	8.7
Other [6]	1.4	(1.6)	—	(0.2)
Earnings from equity method investee [7]	(12.6)	—	—	(12.6)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	16.3	—	—	16.3
Adjusted EBITDA	$234.6	$152.9	$(63.1)	$324.4
Adjusted EBITDA margin	23.6%	17.7%	NM	17.5%

Net sales	$993.5	$864.8	$—	$1,858.3
Gross profit	$254.1	$166.4	$(0.1)	$420.4

For the year ended December 31, 2020:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$187.5	$145.5	$(90.7)	$242.3

(Gain) loss on sale of property, plant & equipment, net[2]	(0.2)	0.8	—	0.6
Loss on extinguishment of debt	—	—	12.3	12.3
Impairment and exit charges[3]	2.6	1.3	—	3.9
Transaction costs[4]	—	—	5.3	5.3
Non-cash compensation[5]	1.4	0.9	7.2	9.5
Other[6]	2.8	(1.6)	—	1.2
Earnings from equity method investee [7]	(11.3)	—	—	(11.3)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	15.2	—	—	15.2
Adjusted EBITDA	$198.0	$146.9	$(65.9)	$279.0
Adjusted EBITDA margin	22.3%	20.8%	NM	17.5%

Net sales	$887.4	$707.1	$—	$1,594.5
Gross profit	$211.6	$165.1	$—	$376.7

1For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.
2(Gain) loss on sale of property, plant and equipment.
3Impairment or abandonment of long-lived assets and other exit charges.
4Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.
5Non-cash equity compensation expense.
6Other includes one-time charges such as executive severance costs and (gains) losses from divestiture transaction.
7Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting.
8Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

Reconciliation of Long-Term Debt to Total Debt and Net Debt
(in millions)

	December 31,	December 31,
	2021	2020
Long-term debt	$879.3	$887.5
Current portion of long-term debt	12.5	12.5
Carrying value of long-term debt	891.8	900.0
Add: Debt issuance cost and original issuance discount	10.6	14.9
Gross value of long-term debt	902.4	914.9
Add: Short-term finance lease liabilities	17.8	17.0
Long-term finance lease liabilities	142.9	142.2
Total debt	1,063.1	1,074.1
Less: Cash and cash equivalents	(56.8)	(25.7)
Net debt	$1,006.3	$1,048.4

Source: Forterra, Inc.

Company Contact Information:
Charlie Brown
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com